Exhibit 10.3

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (the “Agreement”) is entered into as of December 21, 2010, by and between Overland Storage, Inc., a California corporation (“Seller”), and the investors listed on the signature pages hereto (each, an “Investor” and, collectively, the “Investors”).

RECITALS

WHEREAS, Seller owns all of the right, title and interest in and to the Patents and the Patent Rights (each as defined below); and

WHEREAS, Seller believes that the Litigation Parties (as defined below) have been infringing on the Patents and the Patent Rights; and

WHEREAS, Seller believes that it has valid claims for infringement against the Litigation Parties as the owner of the Patents and the Patent Rights (the “Infringement Claims”); and

WHEREAS, Seller has commenced the Patent Litigation (as defined below) against the Litigation Parties with respect to the Infringement Claims; and

WHEREAS, Seller wishes to sell to each Investor and each Investor wishes, severally and not jointly, to purchase from Seller an ownership interest in the Infringement Claims upon the terms and subject to the conditions hereof.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises, agreements, representations, warranties and covenants contained herein, the parties hereto agree as follows:

1.	Definitions.

1.1      “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

1.2       “Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are not required by law to be open in New York, New York.

1.3      “Governmental Entity” means any nation, state, commonwealth, territory, possession or tribe and any political subdivision, court, judicial tribunal, department, commission, board, bureau, agency or other instrumentality of any of the foregoing.

1.4      “ITC” means the International Trade Commission and any successor agency performing similar functions.

1.5      “Litigation Award” means the amount of any damages award (compensatory, statutory, punitive or otherwise) or settlement amount payable to Seller or its Affiliates in cash and arising out of the Patent Litigation, net of (a) Litigation Fees, (b) Litigation Expenses and (c) any award or settlement actually paid by Seller and arising from any Retaliatory Lawsuit; provided, however, that, for the avoidance of doubt, no amounts payable to Seller or Seller’s shareholders as a result of a Specified Transaction shall be deemed a part of any Litigation Award.

1.6      “Litigation Expenses” means the total out-of-pocket expenses incurred by Seller or Seller’s counsel (including, without limitation, expenses for expert witnesses, trial graphics, court reporting and discovery and all attorneys’ fees and costs, but excluding Litigation Fees) with respect to the Patent Litigation.

1.7      “Litigation Fees” means all fees incurred by Seller or Seller’s counsel with respect to the Patent Litigation, determined at the hourly rates charged by Seller’s counsel in connection with the Patent Litigation and as set forth in summaries provided by Seller’s counsel to Seller from time to time (irrespective of the amount actually invoiced to, or paid by, Seller due to any contingency fee arrangement between Seller and its counsel).

1.8      “Litigation Parties” means, collectively, BDT AG, BDT-Solutions Gmbh & Co. KG, BDT Automation Technology (Zhuhai FTZ), BDT de Mexico, S. de R.L. de C.V., BDT Products, Inc., Dell, Inc., International Business Machines Corp., any other Person added as a party to the Patent Litigation, the Affiliates of all of the foregoing and their respective successors and assigns.

1.9      “Patent Litigation” means, collectively, (i) the action filed by Seller in the United States District Court for the Southern District of California currently captioned as, Overland Storage, Inc. v. BDT AG (German) et al., Docket No. 3:10-cv-01700-JLS-BLM, (ii) the action filed by Seller with the ITC on October 19, 2010, Docket No. 2762, Type: 337 Complaint, Commodity: Automated Media Library Devises Investigation No. 337-TA-746, and (iii) any amendments, refilings, substitute actions or other successor proceedings to the foregoing.

1.10      “Patent Rights” means (a) inventions, invention disclosures and discoveries described in any of the Patents that are included in any claim in the Patents, and/or subject matter contained therin capable of being reduced to a patent claim in a reissue or reexamination proceedings brought on any of the Patents and (b) claims and causes of action (whether known or unknown) and other enforcement rights under, or on account of, any of the Patents, including, without limitation, all causes of action and other enforcement rights for damages, injunctive relief, and any other remedies for past, current and future infringement.

1.11      “Patents” means only the patents listed on Exhibit A attached hereto and all reissuances, reexaminations, extensions, continuations, divisionals and continuations in part of such patents.

1.12      “Percentage Payment” means, as to each Investor, an amount equal to the percentage of any Litigation Award set forth opposite such Investor’s name on the signature pages hereto.

1.13      “Person” means any natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Entity or other entity.

1.14      “Retaliatory Lawsuit” means any claims or counterclaims of patent infringement brought by any of the Litigation Parties related to or in response to the Patent Litigation.

1.15      “Specified Transaction” means (i) an acquisition by any Person and its Affiliates of more than 50% of the then outstanding voting power of Seller; (ii) the merger, consolidation or other business combination transaction of Seller with any Person or any of its Affiliates pursuant to which the shareholders of Seller immediately prior to such transaction own less than a majority of the aggregate voting power of Seller or the successor entity of such transaction, (iii) sale or transfer all or any substantial portion of Seller’s assets to any Person or any of its Affiliates, or (iv) any sale, assignment or exclusive license of the Patents to any Person or any of its Affiliates.

2.	Purchase and Sale.

2.1        Purchase and Sale of Interest in Litigation Award.    Seller hereby sells, transfers, conveys, assigns and delivers to each Investor, and each Investor hereby, severally and not jointly, purchases and accepts from Seller all right, title and interest in and to such Investor’s Percentage Payment.

2.2        Purchase Price.    In consideration of the Percentage Payment, each Investor is paying to Seller the purchase price set forth opposite such Investor’s name on the signature pages hereto by wire transfer of immediately available funds, receipt of which is hereby acknowledged.

2.3        Payment of Percentage Payment.    Promptly following receipt by Seller or any of its Affiliates of any Litigation Award or any portion thereof, Seller shall pay to each Investor its Percentage Payment with respect to such Litigation Award or any portion thereof actually received by Seller or its Affiliates. All payments pursuant to this Section 2.3 shall be made within three (3) Business Days of receipt by Seller or its Affiliates of the applicable Litigation Award or any portion thereof, and shall be made by wire transfer of immediately available funds to one or more accounts designated in writing by such Investor.

2.4        Specified Transaction.    If a Specified Transaction occurs, in lieu of receiving the Percentage Payment, each Investor shall be entitled to receive payment as set forth in Exhibit B.

3.         Representations and Warranties of Seller. Seller represents and warrants to Investors as follows:

3.1        Organization, Authority and Enforceability.    Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California. Seller has all requisite power and authority to own, lease and sell the Patents, and to enter into this Agreement and carry out the provisions hereof. This Agreement has been duly and validly executed by Seller, and constitutes the valid and binding agreement of Seller enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors and general principles of equity. No other corporate proceedings on the part of Seller are necessary to authorize the execution and performance by Seller of the transactions contemplated herein.

3.2        Patents.    Seller owns all right, title and interest in and to the Patents and the Patent Rights free and clear of any lien, claim, mortgage, security interest or other encumbrance, other than the interest created pursuant to this Agreement and the contingency fee arrangements between Seller and its counsel with respect to the Patent Litigation, the terms of which have been disclosed to Investors (the “Contingency Arrangements”). Seller has taken all action necessary or advisable to maintain the Patents, including without limitation, making all necessary filings and payments to the U.S. Patent and Trademark Office. The Patents are valid and enforceable in accordance with their terms. Seller and each other party associated with the filing or prosecution of the Patents have met their duty to disclose information material to patentability in accordance with 37 CFR § 1.56. Except as asserted in connection with the Patent Litigation, neither the Company nor any Affiliate has received any notice that (a) the Patents infringe or otherwise conflict with the intellectual property rights of any third party or (b) any Patent is invalid or unenforceable. Except for the Contingency Arrangements and except as set forth herein, the Company has not granted any rights to the Infringement Claims to any Person and no Person is entitled to receive any portion of any Litigation Award. No consent, approval, filing, notification or other authorization of any Person is required for the granting of the rights hereunder to the Investors. No Person other than Seller has the right to consent to the settlement of any Patent Litigation.

3.3        No Conflict.    The execution and delivery by Seller of this Agreement and the performance of its obligations hereunder and thereunder, will not (a) result in a breach of any provision of Seller’s articles of incorporation or bylaws or (b) breach, violate or contravene any law or regulation, or create any right of termination or acceleration or Encumbrance, that, singly or in the aggregate, would have an adverse effect on its authority or ability to perform any of its obligations under this Agreement.

3.4        No Broker.    Seller has not engaged any corporation, firm or other entity that is entitled to any fee or commission as a finder or a broker in connection with the negotiation of this Agreement or the consummation of the transactions contemplated hereby. Seller shall be responsible for all liabilities and claims (including costs and expenses of defending against same) arising in connection with any claim by a finder or broker that it acted on behalf of Seller in connection with the transactions contemplated hereby.

3.5        No Infringement of Patents.  Seller (a) is not aware of any infringement by Seller or any of its Affiliates of any patents of any Litigation Party and (b) has not received any written notice of any such claim of infringement.

4.         Representations and Warranties of Investors. Each Investor, severally and not jointly, represents and warrants to Seller as follows:

4.1        Authority; Enforceability.    Such Investor has the requisite power to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed by such Investor, and constitutes the valid and binding agreement of such Investor enforceable against such Investor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors. No other proceedings are necessary to authorize the execution of this Agreement by such Investor or the performance by such Investor of its obligations hereunder.

4.2        No Conflicts.    The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in a breach of any provision of the organizational documents of such Investor.

4.3        No Broker.    Such Investor has not engaged any corporation, firm or other entity that is entitled to any fee or commission as a finder or a broker in connection with the negotiation of this Agreement or the consummation of the transactions contemplated hereby. Such Investor shall be responsible for all liabilities and claims (including costs and expenses of defending against same) arising in connection with any claim by a finder or broker that it acted on behalf of such Investor in connection with the transactions contemplated hereby.

5.	Additional Covenants of the Parties.

5.1        Conduct of the Patent Litigation; Settlement.    Seller shall use its commercially reasonable efforts to prosecute the Patent Litigation to a final and non-appealable judgment or to a final, definitive settlement as promptly as practicable. The parties hereto acknowledge and agree that Seller shall have the right, in its sole discretion, to determine whether to settle the Patent Litigation and to determine the terms and conditions of any such settlement.

5.2        Payment of Fees and Expenses.    Seller shall timely pay all Litigation Fees and Litigation Expenses that are required to be paid by Seller.

5.3        Information Rights.    Seller will cause its counsel to provide periodic updates to Investor as to the status of any Patent Litigation following any material developments, and to promptly respond to any inquiries of Investor regarding any Patent Litigation. Each Investor, severally and not jointly, agrees that all non-public information disclosed to such Investor pursuant to this Section 5.3 shall be deemed “Confidential Information” pursuant to Section 8.4 and, accordingly, shall not be divulged to any third party except as provided therein. Nothing in this Agreement, nor any information provided to an Investor pursuant to this Section 5.3 is intended to waive or limit Seller’s attorney-client privilege or to require Seller or its counsel to disclose any privileged information to any third party (other than Investors).

5.4        Sale of Patents.    Seller shall not enter into any agreement that would result in the sale, transfer, conveyance, assignment or delivery to any third party of its right, title and interest in and to the Patents unless such third party agrees to assume all of the obligations of Seller under this Agreement; provided, however that this Section 5.4 shall not restrict in any way Seller’s right or ability to engage in any Specified Transaction or to sell, transfer, convey, assign or deliver any interest in any Patent Litigation if Seller retains an interest therein equal to not less than the Percentage Payment with respect to such Patent Litigation.

5.5        Other Interests in Patent Litigation.    Seller shall not sell, assign, transfer or otherwise convey any right, title or interest in or to the Patent Litigation to any other Person on terms more favorable to such Person than those contained herein. Without limiting the generality of the foregoing, Seller shall not grant to any Person any right which limits or restricts in any way Seller’s discretion to prosecute or settle the Patent Litigation or which gives such Person the right to approve or to consent to such prosecution or settlement. The provisions of this Section 5.5 shall not restrict in any way Seller’s right or ability to engage in any Specified Transaction.

6.        Term.    This Agreement shall commence as of the date hereof and shall continue until the termination of the Patent Litigation and the indefeasible payment in full by Seller to Investors of either (i) Investors’ Percentage Payments or (ii) the payments specified in Exhibit B.

7.        Communications.    All notices and other communications hereunder shall be in writing and shall be deemed given (a) immediately if delivered personally to, (b) two (2) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid to, or (c) one (1) day after receipt is electronically confirmed (it being agreed that an automated reply shall not constitute confirmation), if sent by facsimile or e-mail to, the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Seller:	Overland Storage, Inc. 9112 Spectrum Center Boulevard San Diego, California 92123 Attention: Eric Kelly Fax: (858) 495-4267 Email: ekelly@overlandstorage.com

With a copy to:	O’Melveny & Myers LLP 2765 Sand Hill Road Menlo Park, CA 94025 Attention: Paul L. Sieben Fax: (650) 473-2601 Email: psieben@omm.com

If to Investors:	c/o Special Situations Fund 527 Madison Avenue, Suite 2600

New York, NY 10022 Attention : David M. Greenhouse Fax : (212) 319-6677 Email : david@ssfund.com

With a copy to:	Lowenstein Sandler PC 65 Livingston Avenue Roseland, NJ 07068 Attention: John D. Hogoboom Fax: (973) 597-2383 Email: jhogoboom@lowenstein.com

8.	Miscellaneous.

8.1        Assignment.    This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assignable (whether voluntarily or involuntarily, directly or indirectly or by operation of law) by either party without the written consent of the other and any such purported assignment without such consent shall be void.

8.2        Third Party Rights.    This Agreement shall not create benefits on behalf of any other Person, and this Agreement shall be effective only as between the parties hereto, their successors and permitted assigns.

8.3        Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.    This Agreement shall be construed, and the legal relations between the parties hereto shall be determined, in accordance with the laws of the United States of America and the State of California, USA, as such laws apply to contracts signed and fully performed in such state without regard to the principles of conflicts of laws thereof. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. TO THE EXTENT ALLOWABLE UNDER APPLICABLE LAW, EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

8.4        Confidential Information.  Each party hereto will keep the terms and existence of this Agreement, the identities of the parties hereto and their Affiliates, and any non-public information concerning or relating to the Patent Litigation confidential and will not now or hereafter divulge any of this information (collectively, “Confidential Information”) to any third party except (a) with the prior written consent of the other party, (b) as may be required by applicable law, rule, regulation or legal process (including, without limitation, the rules and regulations of the Securities Exchange Commission), (c) during the course of litigation, so long as the disclosure of such information is restricted in the same manner as is the confidential information of other litigating parties, (d) in confidence to its Affiliates and its and their respective officers, directors, managers, employees, legal counsel, accountants, financial advisors, partners, investors, shareholders, lenders, agents, potential financing sources, and other representatives (collectively, “Representatives”), who, in the reasonable judgment of the disclosing party, need to know the Confidential Information, are informed of its confidential nature, and agree to be bound by the terms of this Section 8.4. Each party hereto agrees that it shall be responsible for any breach of this Section 8.4 by its Representatives. Notwithstanding anything to the contrary herein, except as may be required by applicable law or legal process, no Investor shall discuss, correspond or otherwise communicate with any defendant in the Patent Litigation or its representatives regarding any matters pertaining to the Patent Litigation, including, without limitation, the terms and conditions of any settlement offers made or proposed to be made. The covenants set forth in this Section 8.4 shall survive the termination of this Agreement.

8.5        Headings and Interpretation.    The headings of the sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. All parties hereto have been represented by counsel in connection with the drafting and negotiation of this Agreement. Accordingly, in any legal proceeding involving this Agreement, no rule of strict construction shall be applied in favor of or against either party by virtue of it having drafted any particular clause or section.

8.6        Counterparts.    This Agreement may be executed by the parties in one or more counterparts, including facsimile counterparts, each of which shall be an original and all of which shall constitute one and the same instrument.

8.7        Severability.    If any section of this Agreement is found by competent authority to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such section in every other respect and the remainder of this Agreement shall continue in effect so long as the Agreement still expresses the intent of the parties. If the intent of the parties cannot be preserved, this Agreement shall be either renegotiated or terminated.

8.8        Amendment.    This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.9        No Waiver.    No waiver by either party of any breach of any terms or conditions contained herein shall be construed as a waiver of any other breach of the same or other terms or conditions herein. No delay or failure by either party in enforcing against the other any term or condition of this Agreement shall be deemed a waiver of any right under this Agreement.

8.10      Entire Agreement.    This Agreement and its Exhibits embody the entire understanding of the parties with respect to the subject matter hereof and merges all prior discussions between them, and neither of the parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to the subject matter hereof other than as expressly provided herein.

8.11      Each Party Bears its Own Costs.    Except as expressly set forth herein, each Investor and Seller shall bear its own legal, accountancy and other costs and expenses incurred by them in connection with this Agreement.

8.12      Attorneys’ Fees.    In addition to any other relief awarded, the prevailing party in any action arising out of this Agreement shall be entitled to its reasonable and documented attorneys’ and experts’ fees and costs.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the date first written above.

OVERLAND STORAGE, INC.,
a California corporation

By:	/s/ Eric L. Kelly
Eric L. Kelly
President and Chief Executive Officer

Purchase Price: $1,200,000	SPECIAL SITUATIONS FUND III QP. L.P.
Percentage Payment: 8.0%

	By:	/s/ David M. Greenhouse
David M. Greenhouse
General Partner

Purchase Price: $900,000	SPECIAL SITUATIONS PRIVATE
Percentage Payment: 6.0%	EQUITY FUND, L.P.

	By:	/s/ David M. Greenhouse
David M. Greenhouse
General Partner

Purchase Price: $150,000	SPECIAL SITUATIONS
Percentage Payment: 1.0%	TECHNOLOGY FUND, L.P.

	By:	/s/ David M. Greenhouse
David M. Greenhouse
General Partner

Purchase Price: $750,000	SPECIAL SITUATIONS
Percentage Payment: 5.0%	TECHNOLOGY FUND II, L.P.

	By:	/s/ David M. Greenhouse
David M. Greenhouse
General Partner

Exhibit A

Patents

Patent No.	Patent Issue Date	Name	Inventor(s)
6,328,766	12/11/2001	Media Element Library with Non-Overlapping Subset of Media Elements and Non-Overlapping Subset of Media Element Drives Accessible to First Host and Unaccessible to Second Host	Robert M. Long
6,353,581	3/5/2002	Media Access in a Media Library	Karl B. Offerman and Kevin T. Kersey

Exhibit B

Specified Transaction

If Seller consummates a Specified Transaction, then promptly following payment to Seller or its shareholders of any proceeds from such Specified Transaction, Seller shall pay to each Investor, in lieu of any Percentage Payment to which such Investor is or may become entitled hereunder with respect to the Patent Litigation, an amount equal to two (2) times the aggregate purchase price actually paid by such Investor to Seller pursuant to Section 2.2 as of the effective time of the consummation of such Specified Transaction.